Exhibit 99.1

Global Payment Technologies Announces Fiscal 2003 Second Quarter
Results

    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--May 5, 2003--Global Payment
Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2003 second quarter results.



                    Summary of Financial Highlights

            (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------
                 Three Months Ended 3/31        Six Months Ended 3/31
----------------------------------------------------------------------
                  2003    2002   Change      2003      2002    Change
----------------------------------------------------------------------
Net Sales       $7,072  $8,408     (16%)  $13,032   $16,698     (22%)
----------------------------------------------------------------------
                               (greater                     (greater
Net Income       ($858)   $126 than 100%) ($1,198)     $244 than 100%)
----------------------------------------------------------------------
Net Income Per Share
    Basic       ($0.15)  $0.02   ($0.17)  ($0.22)     $0.04   ($0.26)
    Diluted     ($0.15)  $0.02   ($0.17)  ($0.22)     $0.04   ($0.26)
----------------------------------------------------------------------


    Thomas McNeill, GPT Vice-President and CFO, stated, "While we are disappointed with the bottom line results this quarter culminating in a net loss, we expect this represents the low point from which to improve results in future quarters. For the second fiscal quarter of 2003, the net loss was $858,000, as compared to net income of $126,000 in the same prior year period. This reduction in net income is primarily the result of a decrease in gross profit margins to 15.9% from 28.2% in the prior year period. This is primarily the result of startup costs and inefficiencies with the new Aurora product, most significantly the inability of a vendor to supply several components. Although we were able to source the components elsewhere and meet our customers' requirements, this resulted in significantly higher costs. We have already initiated actions both to increase the profitability of this product in future quarters, as well as arrange for multiple vendors to minimize this risk in the future. In addition, this quarters results were negatively affected by less gross profit resulting from a sales reduction of approximately $1.3 million. Our expenses increased $300,000, primarily the result of a $130,000 charge for the remaining contractual payments to the Company's former Chairman and CEO, as well as closing of the Company's Valley Stream office, and increases of $140,000, $90,000 and $79,000 for higher engineering costs, increased recruiting costs and professional fees, respectively, offset in part by lower staffing costs.
    Mr. McNeill continued, "The hard work and actions of our GPT associates have been paying off with significantly higher orders and shipments of the Aurora beverage and vending product. Sales for Aurora have increased from essentially none in the first fiscal quarter to $1.9 million in our second fiscal quarter. Furthermore, we have already received orders for Aurora totaling $1.8 million with shipments expected in the fiscal third quarter. This new product has helped us diversify into the beverage and vending market with its sales representing approximately 27% of GPTs total sales. Additionally, we have achieved sales increases in our last two quarters from $4.5 million, to $5.9 million to $7.1 million, and we are working towards continuing to improve sales with our new Argus and Aurora products, as well as with our future gaming products.
    "With respect to our financial condition," Mr. McNeill added, "The Company has reached an agreement in principal with its bank, which will include a waiver of its covenants for the period ended March 31, 2003, as well as amending its credit facility and financial covenants. We expect to sign this agreement within the next week and will press release the details of the agreement accordingly. With respect to the recently announced sale of a majority of the Company's South African investments, the Company intends to use the proceeds to pay down debt by $1.9 million, thus reducing interest expense in future periods. Finally, once the bank agreement is signed, the Revolving Line of Credit balance, currently $1,500,000, will be classified as long term as there are no contractual obligations for payments in the next twelve months. With the conclusion of this new agreement, as well as a $1 million tax refund to be received in the next few days, the Company expects it has sufficient resources to continue to fund its operations and grow the Company."
    Martin H. Kern, GPT's interim CEO, said, "We are very encouraged by the level of interest in Aurora, not to mention the sales we achieved in our second fiscal quarter, as well as orders we received for future shipments. We look forward to more good things to come from this product and the beverage and vending industry as a whole. Further, the newest product we are working on for the gaming market, called "Advantage", is progressing well and we optimistically could achieve sales from this product before the calendar year is out. In my short time as interim CEO I have seen first hand the dedication and pride the associates take in our products and services. All of us at GPT look forward to achieving our new product development, customer satisfaction and sales and profitability goals in the future."
    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; expectations as to the market for slot machines in South Africa; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.



                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                     CONSOLIDATED BALANCE SHEETS
                               (000s)

                                                   unaudited audited
                                                    3/31/03  9/30/02
                                                   --------- --------
  ASSETS
  ----------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                          $1,863   $1,604
  ACCOUNTS RECEIVABLE, net                            7,852    6,539
  INVENTORY, net                                      5,098    5,301
  PREPAID EXPENSES                                      153      177
  INCOME TAXES RECEIVABLE                             1,056      863
  DEFERRED INCOME TAXES - CURRENT                         -      836
                                                  --------- --------

     TOTAL CURRENT ASSETS                            16,022   15,320

PROPERTY AND EQUIPMENT, net                           3,039    3,115
INVESTMENTS IN UNCONSOLIDATED AFFILIATES              2,920    2,426
CAPITALIZED SOFTWARE COSTS                            2,426    2,678
DEFERRED INCOME TAXES - NON CURRENT                   1,382        -
INTANGIBLE ASSETS                                       365      405
OTHER ASSETS                                             77       86
                                                   --------- --------

     TOTAL ASSETS                                   $26,231  $24,030
                                                   ========= ========


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
  ACCOUNTS PAYABLE                                   $4,134   $2,061
  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES      1,840    1,431
  BANK LOAN PAYABLE- CURRENT                          4,375    3,512
                                                   --------- --------

     TOTAL CURRENT LIABILITIES                       10,349    7,004
                                                   --------- --------

  BANK LOAN PAYABLE- LONG TERM                            -        -

                                                   --------- --------
     TOTAL LIABILITIES                               10,349    7,004
                                                   --------- --------

SHAREHOLDERS' EQUITY:
 COMMON STOCK                                            58       58
 ADDITIONAL PAID-IN CAPITAL                           9,801    9,761
 RETAINED EARNINGS                                    7,452    8,650
 ACCUMULATED OTHER COMPREHENSIVE INCOME                  70       56
                                                   --------- --------
                                                     17,381   18,525
LESS: TREASURY STOCK                                 (1,499)  (1,499)
                                                   --------- --------

TOTAL SHAREHOLDERS' EQUITY                           15,882   17,026
                                                   --------- --------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $26,231  $24,030
                                                   ========= ========



                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                  CONSOLIDATED INCOME STATEMENTS
             (IN OOOs EXCEPT SHARE AND PER SHARE DATA)




                                (unaudited)           (unaudited)
                            --------------------  --------------------
                             THREE MONTHS ENDED     SIX MONTHS ENDED
                                 MARCH 31,             MARCH 31,


                                 2003      2002        2003      2002
                            --------------------  --------------------


NET SALES                      $7,072    $8,408     $13,032   $16,698

GROSS PROFIT                    1,123     2,371       2,513     4,494

OPERATING EXPENSES              2,565     2,265       4,677     4,317

                            --------------------  --------------------
(LOSS) INCOME FROM
 OPERATIONS                    (1,442)      106      (2,164)      177
                            --------------------  --------------------

OTHER INCOME (EXPENSE):
 EQUITY IN INCOME OF
  UNCONSOLIDATED AFFILIATES
  (1) (2)                         135       109         342       236
 INTEREST EXPENSE, NET            (89)      (68)       (155)     (143)
                            --------------------  --------------------
TOTAL OTHER INCOME (EXPENSE)       46        41         187        93
                            --------------------  --------------------

(LOSS) INCOME BEFORE
 PROVISION FOR INCOME TAXES    (1,396)      147      (1,977)      270

(BENEFIT FROM) PROVISION FOR
 INCOME TAXES                    (538)       21        (779)       26
                            --------------------  --------------------

NET (LOSS) INCOME                (858)      126      (1,198)      244
                            ====================  ====================

PER SHARE INFORMATION:
   BASIC                       ($0.15)    $0.02      ($0.22)    $0.04
                            ====================  ====================
   DILUTED (3)                 ($0.15)    $0.02      ($0.22)    $0.04
                            ====================  ====================

COMMON SHARES USED IN
 COMPUTING
PER SHARE AMOUNTS:
   BASIC                    5,542,416 5,527,397   5,539,997 5,527,331
                            ========= ==========  ========= ==========
   DILUTED (3)              5,542,416 5,779,771   5,539,997 5,674,733
                            ========= ==========  ========= ==========



(1) FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002, INCLUDES $40,000 AND $50,000, RESPECTIVELY, WHICH REPRESENTS THE RECOGNITION OF GPT'S SHARE OF THE GROSS PROFIT ON SALES TO ITS AFFILIATES THAT HAVE BEEN RECOGNIZED BY GPT'S AFFILIATES. FOR THE SIX MONTHS ENDED MARCH 31, 2003 AND 2002, INCLUDES $165,000 AND $100,000, RESPECTIVELY,
RELATED TO THE ABOVE MENTIONED RECOGNIZED GROSS PROFIT.

(2) EXCLUSIVE OF FOOTNOTE (1), EQUITY IN INCOME OF UNCONSOLIDATED
AFFILIATES WAS $95,000 AND $59,000 FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002, RESPECTIVELY, AND FOR THE SIX MONTHS ENDED MARCH 31, 2003 AND 2002 WAS $177,000 AND $136,000, RESPECTIVELY.

(3) FOR THE THREE-MONTHS AND SIX-MONTHS ENDED MARCH 31, 2003, THE
WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL SHARES OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.

    CONTACT: Global Payment Technologies, Inc.
             Thomas McNeill
             631/231-1177 ext. 273
                  or
             Hayden Communications, Inc.
             Matthew Hayden
             843/272-4653